                               Exhibit 99.1
[GTSI Logo]
Government Technology Services, Inc.
4100 Lafayette Center Drive
Chantilly, VA  20151-1200
(703) 502-2000
www.gtsi.com


CONTACTS:

Fern Krauss                                       Theda Parrish
ESTN Communications                               BTG
(301)- 424-9140 or (703) 502-2054                 (703) 383-8145
Fern_Krauss@gtsi.com                              tparrish@btg.com
                                                  CorpComm@btg.com


                    GTSI AND BTG AMEND LETTER OF INTENT

       Amendment Will Allow Companies to Complete Transaction Faster

CHANTILLY, VA (January 13, 1998) -- Government Technology Services, Inc.
(GTSI) (Nasdaq:GTSI) and BTG, Inc. (Nasdaq:BTGI) today announced that they have amended their December 18, 1997 letter for the sale to GTSI of substantially all of the BTG division assets responsible for reselling computer hardware, software and integrated systems to the Federal Government. The amendment provides that at the closing GTSI will exchange 15,375 shares of a new series of preferred stock, designated Series C 8% cumulative redeemable preferred stock, in lieu of the original three million shares of GTSI common stock. The preferred stock will be nonvoting except for the right to elect one member of the GTSI board. The $8 million cash portion of the purchase price and BTG's right to nominate a second director subject to GTSI's consent are unaffected by the amendment.
     Under the structure, after the acquisition is closed, GTSI will seek shareholder approval at its upcoming annual meeting for conversion of the preferred stock to three million shares of common stock. If shareholder approval is obtained, the preferred stock will automatically convert to common stock. If shareholder approval is not obtained, dividends, payable annually in cash or preferred stock at GTSI's option, will begin to accrue on the preferred stock at an annual rate of 8% and the preferred stock will become redeemable by GTSI at an initial redemption price equal to the liquidation preference of $1,000 per share (or $15,375,000 in the aggregate) plus accrued but unpaid dividends. If conversion is not approved at the first shareholders meeting, GTSI has agreed to seek shareholder approval a second time at the next shareholders meetings. If conversion is not approved at the second meeting, the redemption price will hereafter equal the liquidation preference plus an accrual thereon since the second shareholders meeting at the rate of two percent per annum. Consummation of the transaction remains subject to the satisfaction of customary conditions and is expected to close during February, 1998.

                                  -more-
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GTSI and BTG Amend Letter Of Intent                         Page -2-

     Dendy Young, President and CEO of GTSI emphasized that elimination of shareholder approval as a condition to closing the transaction would enable the transaction to be completed more quickly and would eliminate certain costs and a great deal of uncertainty for employees of both companies. Mr. Young said, "It's important that the employees know quickly where they will be working."
     "This is a very positive move for both companies," said Dr. Edward Bersoff, President and CEO of BTG. "The faster the transaction is completed, the faster we can both go forward as stronger entities, and take full advantage of the new opportunities that arise in 1998."
     GTSI reported a net income of $1.9 million, or $0.27 per share, in the third quarter of calendar 1997. For the same period, BTG reported a loss of $2.3 million, or $0.27 per share.
     Except for historical information, all of the statements, including the benefits of the transaction for both companies, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of
1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company's most recent report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

About the Companies

     BTG provides information technology services and products to government and commercial clients. The company specializes in systems engineering, integration and network systems, internet/intranet/extranet access and services. The company is headquartered in Fairfax, Virginia. Additional information on BTG is available on the Internet at www.btg.com by e-mail or info@btg.com, or by calling 703-383-8000.
     GTSI is the largest dedicated government reseller providing broad-based information technology solutions. The Company offers access to over 100,000 information technology products from more than 2,000 manufacturers. Headquartered in the Washington metropolitan area, GTSI employs approximately 400 people and provides products and services to Federal, state and local government customers worldwide. Founded in 1983, GTSI has been ranked by Computer Reseller News as one of the top 10 resellers nationwide every year since 1993, when CRN began ranking resellers. Further information may be obtained on the Internet at www.gtsi.com.

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GTSI is a registered service mark of Government Technology Services, Inc.
All other trademarks and service marks are proprietary to their respective owners.